CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered(1)	Aggregate Market Price(2)	Amount of Registration Fee(2)
Global Medium-Term Notes, Series A	2,000,000	$67,780,000	$9,245.19

(1)

The amount of Securities to be registered relates to an additional $100,000,000 principal amount of iPath® US Treasury 10-year Bear Exchange Traded Notes (the “ETNs”) due August 13, 2020 offered pursuant to this pricing supplement.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933 based on $33.89 per ETN, which is the average of the high and low prices reported on NYSE Arca on August 23, 2013.

Filed Pursuant to Rule 424(b)(2)

File Number 333-190038

Pricing Supplement to the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013

$350,000,000*

iPath® US Treasury 10-year Bear ETN

The iPath® US Treasury 10-year Bear Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time are inversely linked to the performance of the Barclays 10Y US Treasury Futures Targeted Exposure Index™ (the “Index”). The Index employs a strategy that seeks to capture returns that are potentially available from an increase or decrease, as applicable, in the yields available to investors purchasing 10-year U.S. Treasury notes through a notional rolling investment in 10-year U.S. Treasury note futures contracts (“10-year Treasury futures contracts”). Specifically, the level of the Index is expected to increase in response to a decrease in 10-year U.S. Treasury note yields and to decrease in response to an increase in 10-year U.S. Treasury note yields. The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon redemption based on a participation rate of $0.10 gain or loss per each 1.00 point decrease or increase, respectively, in the level of the Index, plus the income accrued from a notional investment of the value of the ETNs at the 28-day U.S. Treasury Bill rate (the “T-Bill rate”), less certain costs and fees.

You may lose some or all of your principal if you invest in the ETNs. Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-12 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50

Inception and Issue Dates: The ETNs were first sold on August 9, 2010 (the “inception date”) and were first issued on August 12, 2010 (the “issuance date”).

Maturity Date: August 13, 2020 (the “maturity date”).

Secondary Market, CUSIP Number and ISIN: We have listed the ETNs on the NYSE Arca stock exchange (“NYSE Arca”). The ticker symbol, CUSIP number and ISIN for the ETNs are as follows:

ETNs	Ticker Symbol	CUSIP	ISIN
iPath® US Treasury 10-year Bear ETN	DTYS	06740L451	US06740L4510

If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

Underlying Index

The return on the ETNs is inversely linked to the performance of the Index. The Index seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 10-year U.S. Treasury notes (“10-year Treasury notes”). Specifically, the level of the Index is designed to decrease in response to an increase in 10-year Treasury note yields and to increase in response to a decrease in 10-year Treasury note yields. To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, as traded on the Chicago Board of Trade (the “CBOT”). The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note (“CTD note”) underlying the relevant 10-year Treasury futures contract (the “10-year yield”) at a given point in time. The Index seeks to achieve its target sensitivity through the allocation of a weighting to the relevant 10-year Treasury futures contract underlying the Index (the “10-year weighting”).

The 10-year weighting is rebalanced on a monthly basis according to the prevailing price of the relevant 10-year Treasury futures contract underlying the Index at the time the weighting is allocated, and the modified duration of the current CTD note underlying the relevant 10-year Treasury futures contract at such time. This monthly rebalancing process seeks to enable the Index to maintain approximately its target level of sensitivity to changes in the 10-year yield throughout the term of the ETNs. Specifically, the 10-year weighting is designed to produce, but is not guaranteed to deliver, a 1.00 point decrease in the level of the Index for every 0.01% increase in the 10-year yield, and a 1.00 point increase in the level of the Index for every 0.01% decrease in the 10-year yield.

Every quarter, the Index maintains its position in relation to the 10-year Treasury futures contracts by rolling from the 10-year Treasury futures contract closest to expiration (the “front Treasury futures contract”) into the next 10-year Treasury futures contract scheduled to expire immediately following the front Treasury futures contract.

This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract. Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level. Conversely, we expect that a decrease in the 10-year yield will correspond with a proportional increase in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in an increase in the Index level. In addition, the Index uses modified duration (as described further herein) to calculate the

•	5,000,000 ETNs, principal amount $50 each, were issued on August 12, 2010, and an additional 2,000,000 ETNs, principal amount $50 each are expected to be issued on August 27, 2013.

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relative weight of the relevant 10-year Treasury futures contract underlying the Index because modified duration provides a general indication of the relationship between the price and the yield of a particular U.S. Treasury note.

The Index was created by, and is maintained and calculated by, Barclays Bank PLC (the “index sponsor”) and is denominated in U.S. dollars. The index sponsor calculates the closing level of the Index at the close of business, New York City time, on each index business day and publishes it on http://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIITETY.

Payment at Maturity

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the applicable closing indicative note value on the final valuation date.

Closing Indicative Note Value: The closing indicative note value for each ETN on the inception date will equal $50. On each subsequent calendar day until maturity or redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0. If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

Daily Index Performance Amount: The daily index performance amount for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0. On any other index business day, the daily index performance amount for each ETN will equal (1) the product of (a) the index multiplier times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the index on the immediately preceding index business day minus (2) the index rolling cost on such index business day.

Index Multiplier: –$0.10. The index multiplier is set at a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable.

Index Rolling Cost: On any calendar day that is not a roll day, the index rolling cost for each ETN will equal $0. On any roll day, the index rolling cost for each ETN will equal $0.005. Roll days occur over three consecutive index business days, commencing three index business days before the last index business day in each of the months of February, May, August and November in any given year. The net effect of the index rolling cost accumulates over time and is subtracted at the rate of $0.06 per year, or 0.12% of the principal amount of your ETNs per year.

Daily Interest: The daily interest for each ETN on the initial valuation date will equal $0. On each subsequent calendar day until maturity or redemption, the daily interest for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

T-Bill Rate: The T-Bill rate will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published by the U.S. Treasury on http://www.treasurydirect.gov and is also available on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

Daily Investor Fee: The daily investor fee for each ETN on the initial valuation date will equal $0. On each subsequent calendar day until maturity or redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365. Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of 0.75% per year.

Fee Rate: The fee rate for the ETNs is 0.75%.

Intraday Indicative Note Value: The intraday indicative note value for the ETNs on any trading day will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each trading day under the ticker symbol “DTYS.IV”. As the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day.

Intraday Index Performance Amount: On any index business day, the intraday index performance amount will equal the product of (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such index business day minus (b) the closing level of the Index on the immediately preceding index business day.

Index Business Day: An index business day is a day on which the CBOT is open for business.

Business Day: A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

Trading Day: A trading day for the ETNs is a day on which (1) it is an index business day, (2) trading is generally conducted on the NYSE Arca and (3) it is a business day in New York City, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date is each trading day from August 9, 2010 to August 10, 2020, inclusive, subject to postponement due to the occurrence of a note market disruption event, such postponement not to exceed five trading days. We refer to August 9, 2010 as the “initial valuation date” and August 10, 2020 as the “final valuation date” for the ETNs.

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Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon redemption. There is no maximum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon redemption, the level of the Index will need to decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the decrease in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Early Redemption

Early Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any early redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN on the early redemption date equal to the closing indicative note value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any early redemption date.

Early Redemption Date: An early redemption date for the ETNs is the third business day following each valuation date (other than the final valuation date). The final early redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of their stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated August 26, 2013

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of a series of iPath® Exchange Traded Notes (the “ETNs”) that are inversely linked to the performance of the Barclays 10Y US Treasury Futures Targeted Exposure Index™ (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated July 19, 2013, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 19, 2013, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding series of ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC with a maturity of ten years. The ETNs will be issued in denominations of $50. The return on the ETNs is based on a participation rate of $0.10 gain or loss per each 1.00 point decrease or increase, respectively, in the level of the Index, plus the income accrued from a notional investment of the value of the ETNs at the 28-day U.S. Treasury Bill rate (the “T-Bill rate”), less certain costs and fees.

The Index

The Index employs a strategy that seeks to capture returns that are potentially available from an increase or decrease, as applicable, in 10-year U.S. Treasury note yields through a notional rolling investment in 10-year U.S. Treasury note futures contracts (“10-year Treasury futures contracts”). Specifically, the level of the Index is designed to decrease in response to an increase in the yields available to investors purchasing 10-year U.S. Treasury notes (“10-year Treasury notes”) and to increase in response to a decrease in the yields available to investors purchasing 10-year Treasury notes. To accomplish this objective, the performance of the Index tracks the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, as traded on the Chicago Board of Trade (the “CBOT”). The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note (“CTD note”) underlying the relevant 10-year Treasury futures contract (the “10-year yield”) at a given point in time. The Index seeks to achieve its target sensitivity through the allocation of a weighting to the relevant 10-year Treasury futures contract underlying the Index (the “10-year weighting”).

The 10-year weighting is rebalanced on a monthly basis according to the prevailing price of the relevant 10-year Treasury futures contract underlying the Index at the time the weighting is allocated, and the modified duration of the current CTD note underlying the relevant 10-year Treasury futures contract at such time. This monthly rebalancing process seeks to enable the Index to maintain approximately its target level of sensitivity to changes in the 10-year yield throughout the term of the ETNs. Specifically, the 10-year weighting is designed to produce, but is not guaranteed to deliver, a 1.00 point decrease in the level of the Index for every 0.01% increase in the 10-year yield, and a 1.00 point increase in the level of the Index for every 0.01% decrease in the 10-year yield.

Every quarter, the Index maintains its position in relation to the 10-year Treasury futures contracts by rolling from the 10-year Treasury futures contract closest to expiration (the “front Treasury futures contract”) into the next applicable Treasury futures contract scheduled to expire immediately following the front Treasury futures contract.

This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract. Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level. Conversely, we expect that a decrease in the 10-year yield will generally correspond with a proportional increase in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in an increase in the Index level. In addition, the Index uses modified duration (as described further herein) to calculate the relative weight of the relevant 10-year Treasury futures contract underlying the Index because modified duration provides a general indication of the relationship between the price and the yield of a particular U.S. Treasury note.

The Index was created by, and is maintained and calculated by, Barclays Bank PLC (the “index sponsor”) and is denominated in U.S. dollars. The index sponsor calculates the closing level of the Index at the close of business, New York City time, on each index business day and publishes it on http://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIITETY.

Daily Interest

The closing indicative note value of the ETNs, which reflects the value of your investment in the performance of the Index, accrues a notional value of interest at the T-Bill rate on each calendar day during the term of the ETNs. This “daily interest” feature seeks to represent the amount of interest that holders of a “long” position in relation to 10-year Treasury futures contracts might receive if, on any calendar day, they were to invest the value of the ETNs in an interest-bearing bank account while their payment obligations on the relevant long position in the Treasury futures contracts were pending. The “accrued interest” is the sum of the daily interest accrued on the closing indicative note value of the ETNs on each calendar day during the term of the ETNs. For further information regarding the terms “closing indicative note value”, “T-Bill rate” and “daily interest” as used in this pricing supplement, see “—Payment at Maturity or Upon Redemption” below.

Inception, Issuance and Maturity

The ETNs were first sold on August 9, 2010, which we refer to as their “inception date”. The ETNs were first issued on August 12, 2010, and each is due on August 13, 2020.

Payment at Maturity or Upon Redemption

If you have not previously redeemed your ETNs, you will receive a cash payment per ETN equal to the closing indicative note value on the final valuation date. Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any early redemption date, provided that you present at least 50,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on an early redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative note value on the applicable valuation date.

The “closing indicative note value” for each ETN on the inception date will equal $50. On each subsequent calendar day until maturity or redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0. If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The “daily index performance amount” for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0. On any other index business day, the daily index performance amount for each ETN will equal (1) the product of (a) the index multiplier times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the index on the immediately preceding index business day minus (2) the index rolling cost on such index business day.

The “index multiplier” is –$0.10. The index multiplier is set as a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable.

The “index rolling cost” for each ETN on any calendar day that is not a roll day will equal $0. On any roll day, the index rolling cost for each ETN will equal $0.005. Roll days occur over three consecutive index business days, commencing three index business days before the last index business day in each of the months of February, May, August and November in any given year. The net effect of the index rolling cost accumulates over time and is subtracted at the rate of $0.06 per year, or 0.12% of the principal amount of each ETN per year.

The “daily interest” for each ETN on the initial valuation date will equal $0. On each subsequent calendar day until maturity or redemption, the daily interest for each ETN will equal the product of (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published by the U.S. Treasury on http://www.treasurydirect.gov and is also available on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

The “daily investor fee” for each ETN on the initial valuation date will equal $0. On each subsequent calendar day until maturity or redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365. Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of 0.75% per year.

The “fee rate” for the ETNs is 0.75%.

The “intraday indicative note value” for the ETNs on any trading day will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each trading day under the ticker symbol “DTYS.IV”. As the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day.

The “intraday index performance amount” on any index business day will equal (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such index business day minus (b) the closing level of the Index on the immediately preceding index business day.

An “index business day” is a day on which the CBOT is open for business.

A “business day” is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” for the ETNs is a day on which (1) it is an index business day, (2) trading is generally conducted on the NYSE Arca and (3) it is a business day in New York City, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” is each trading day from August 9, 2010 to August 10, 2020, inclusive, subject to postponement due to the occurrence of a note market disruption event, such postponement not to exceed five trading days.

The “initial valuation date” for the ETNs is August 9, 2010.

The “final valuation date” for the ETNs is August 10, 2020.

An “early redemption date” for the ETNs is the third business day following each valuation date (other than the final valuation date). The final early redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

For a further description of how your payment at maturity or redemption will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon redemption. There is no maximum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon redemption, the level of the Index will need to decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the decrease in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative note value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following each valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable early redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Market Risk—The return on the ETNs is inversely linked to the performance of the Index which, in turn, is linked to the prices of 10-year Treasury futures contracts, each of which provides for the delivery upon maturity of one U.S. Treasury note among a basket of eligible-to-deliver notes. The price, yield and modified duration of each eligible-to-deliver U.S. Treasury note under the relevant Treasury futures contract, and which note is cheapest to deliver, may change unpredictably, affecting the value of the relevant Treasury futures contract and, consequently, the level of the Index and the value of your ETNs in unforeseeable ways.

•

Uncertain Principal Repayment—Each one point increase in the level of the Index underlying your ETNs will result in a $0.10 decrease per ETN in the repayment amount at maturity or upon redemption. There is no maximum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon redemption, the level of the Index will need to decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the decrease in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the principal amount of your investment at maturity or upon redemption.

•

Conflicts of Interest with the Index Sponsor—Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•	No Interest Payments—You will not receive any periodic interest payments on your ETNs.

•

A Trading Market for the ETNs May Not Exist—Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs.

•

You believe that the 10-year yield will increase during the term of the ETNs and that the price of the relevant 10-year Treasury futures contract underlying the Index will sufficiently reflect the relevant changes in the 10-year yield, and you are willing to hold an investment that is inversely linked to returns on a “long” position in relation to 10-year Treasury futures contracts.

•	You are willing to accept the risks associated with fixed income investments in general and the yields on U.S. Treasury notes and prices of Treasury futures contracts in particular.

•

You believe the level of the Index will decrease by an amount that, taken together with the positive effect of the accrued interest, will be sufficient to offset the daily investor fee and the index rolling cost during the term of the ETNs.

•	You do not seek current income from this investment.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs.

•

You believe that the 10-year yield will decrease or remain unchanged during the term of the ETNs, or that the price of the relevant 10-year Treasury futures contract underlying the Index will not sufficiently reflect the relevant changes in the 10-year yield, and you are not willing to hold an investment that is inversely linked to returns on a “long” position in relation to 10-year Treasury futures contracts.

•	You are not willing to be exposed to the risks associated with fixed income investments in general and the yields on U.S. Treasury notes and prices of Treasury futures contracts in particular.

•

You believe that notwithstanding the positive effect of the accrued interest, the level of the Index will increase, or will not decrease by an amount sufficient to offset the daily investor fee and the index rolling cost during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the performance of the Index applied to three hypothetical 10-year periods (Examples 1 – 3) and to one selected historical period of ten years (Example 4). The hypothetical examples illustrate the effect, on an accrued basis, of the daily index performance amount (inclusive of the index multiplier and the index rolling cost), daily investor fee and daily interest on the payment at maturity or upon redemption. Certain figures presented in the hypothetical examples may deviate slightly from their applicable calculation formulas due to rounding.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs.

Example 1:

In the following hypothetical example, the Index level decreased from 290.4803 (the initial Index level for purposes of this example) to 100.000 at maturity. In this example, we assume a constant T-Bill rate of 3.00% throughout the term of the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Accrued Index Performance Amount ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
		B – Initial Index Level	Running Total	Running Total	Running Total	$50 + D – E + F
Year-0	290.4803	0.000	$0.00	$0.00	$0.00	$50.00
Year-1	277.5323	-12.948	$1.23	$0.38	$1.50	$52.36
Year-2	232.0635	-58.417	$5.72	$0.77	$3.07	$58.02
Year-3	219.9512	-70.529	$6.87	$1.20	$4.81	$60.48
Year-4	212.3136	-78.167	$7.58	$1.66	$6.63	$62.55
Year-5	199.7824	-90.698	$8.77	$2.13	$8.50	$65.15
Year-6	233.4440	-57.036	$5.34	$2.61	$10.46	$63.19
Year-7	222.2267	-68.254	$6.41	$3.09	$12.35	$65.67
Year-8	178.0422	-112.438	$10.76	$3.58	$14.32	$71.51
Year-9	137.1224	-153.358	$14.80	$4.12	$16.47	$77.15
Year-10	100.0000	-190.480	$18.45	$4.70	$18.78	$82.53

Average Annual Index Level Change:			-19.05	Index Level Total Change:		-190.48
Annualized Return on the ETNs:			+5.14%	Total Return on the ETNs:		+65.07%

Change in Closing Indicative Note Value:			+32.53

Example 2:

In the following hypothetical example, the Index level decreased from 290.4803 (the initial Index level for purposes of this example) to 100.0000 at maturity as in Example 1, but we show the potential effect of a lower constant T-Bill rate equal to 0.00% throughout the term of the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Accrued Index Performance Amount ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
		B – Initial Index Level	Running Total	Running Total	Running Total	$50 + D – E + F
Year-0	290.4803	0.000	$0.00	$0.00	$0.00	$50.00
Year-1	277.5323	-12.948	$1.23	$0.38	$0.00	$50.86
Year-2	232.0635	-58.417	$5.72	$0.76	$0.00	$54.97
Year-3	219.9512	-70.529	$6.87	$1.17	$0.00	$55.70
Year-4	212.3136	-78.167	$7.58	$1.59	$0.00	$55.99
Year-5	199.7824	-90.698	$8.77	$2.01	$0.00	$56.76
Year-6	233.4440	-57.036	$5.34	$2.43	$0.00	$52.91
Year-7	222.2267	-68.254	$6.41	$2.83	$0.00	$53.58
Year-8	178.0422	-112.438	$10.76	$3.23	$0.00	$57.53
Year-9	137.1224	-153.358	$14.80	$3.66	$0.00	$61.13
Year-10	100.0000	-190.480	$18.45	$4.12	$0.00	$64.33

Average Annual Index Level Change:			-19.05	Index Level Total Change:		-190.48
Annualized Return on the ETNs:			+2.55%	Total Return on the ETNs:		+$28.65%

Change in Closing Indicative Note Value:			+$14.33

Example 3:

In the following hypothetical example, the Index level decreased from 26.7350 (the initial Index level for purposes of this example) to 10.0000 at maturity. In this example, we assume a constant T-Bill rate of 0.00% throughout the term of the ETNs. This hypothetical example demonstrates that even if the Index level decreases during the term of the ETNs, the effect of the accrued daily investor fee and the accumulated effect of the index rolling cost (reflected in the accrued index performance amount) may result in a negative return on the ETNs.

A	B	C	D	E	F	G
Date	Index Level	Change in Index Level	Accrued Index Performance Amount ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value ($)
		B – Initial Index Level	Running Total	Running Total	Running Total	$50 + D – E + F
Year-0	26.7350	0.0000	$0.00	$0.00	$0.00	$50.00
Year-1	25.0615	-1.6735	$0.11	$0.38	$0.00	$49.73
Year-2	23.3880	-3.3470	$0.21	$0.75	$0.00	$49.47
Year-3	21.7145	-5.0205	$0.32	$1.12	$0.00	$49.20
Year-4	20.0410	-6.6940	$0.43	$1.49	$0.00	$48.94
Year-5	18.3675	-8.3675	$0.54	$1.86	$0.00	$48.68
Year-6	16.6940	-10.0410	$0.64	$2.22	$0.00	$48.42
Year-7	15.0205	-11.7145	$0.75	$2.58	$0.00	$48.17
Year-8	13.3470	-13.3880	$0.86	$2.94	$0.00	$47.91
Year-9	11.6735	-15.0615	$0.97	$3.30	$0.00	$47.66
Year-10	10.0000	-16.7350	$1.07	$3.66	$0.00	$47.41

Average Annual Index Level Change:			-1.67	Index Level Total Change:		-16.74
Annualized Return on the ETNs:			-0.53%	Total Return on the ETNs:		-5.18%

Change in Closing Indicative Note Value			-$2.59

Example 4:

In the following hypothetical example, the Index level increased from -108.5360 to 760.6067 between January 1, 2000 and January 1, 2010. This example uses the T-Bill rate in effect during the January 1, 2000 to January 1, 2010 period.

In this hypothetical example, three ETN “reverse split” events occur on November 14, 2001, March 18, 2004 and December 12, 2008, respectively, in each case following a decrease of the closing indicative note value below $25 per ETN on the ninth business day preceding such ETN reverse split event. This hypothetical example shows the effect of the ETN reverse splits on the payment at maturity or upon redemption of the ETNs, whereby an investor in this example initially holding eight ETNs would be holding one ETN by the maturity date.

For purposes of this hypothetical example, the initial closing indicative note value of $50.00 per ETN represents the applicable cost basis per ETN following the initial investment of $400.00 to purchase eight ETNs. This initial closing indicative note value of $50.00 is doubled to $100.00 following the first ETN reverse split event on November 14, 2001, as the applicable cost basis of the initial $400.00 investment in the ETNs must be distributed evenly across each of the four ETNs remaining following this first ETN reverse split. Similarly, the new initial closing indicative note value of $100.00 is doubled to $200.00 following the second ETN reverse split event on March 18, 2004, as the applicable cost basis of the initial $400.00 investment in the ETNs must be distributed evenly between each of the two ETNs remaining following this second ETN reverse split. Finally, the new initial closing indicative note value of $200.00 is doubled to $400.00 following the third ETN reverse split event on December 12, 2008, as the applicable cost basis of the initial $400.00 investment in the ETNs must be allocated to the single ETN remaining following this third ETN reverse split.

Furthermore, for purposes of this hypothetical example, each of the accrued index performance amount, the accrued investor fee and the accrued interest are doubled following each ETN split event in order to illustrate the specific amounts added to or subtracted from, as applicable, the relevant initial closing indicative note value per ETN following each ETN split event.

For a detailed explanation of how the value of your ETNs is calculated on a daily basis during the term the ETNs, see “Specific Terms of the ETNs”. For more information regarding ETN “reverse split” events, see “Valuation of the ETNs—Split or Reverse Split of the ETNs”.

A	B	C	D	E	F	G	H
Date	Index Level	Change in Index Level	Accrued Index Performance Amount ($)	Accrued Investor Fee ($)	Accrued Interest ($)	Closing Indicative Note Value (CINV) ($)	Closing Value of a $400.00 Investment in the ETNs
		B – Initial Index Level	Running Total	Running Total	Running Total	Initial CINV + D – E + F
Pre-ETN Reverse Split (Initial CINV = $50 per ETN)
1-Jan-2000	-108.5360	0.0000	$0.00	$0.00	$0.00	$50.00	$400.00
1-Jan-2001	51.3102	159.8463	-$16.04	$0.34	$2.40	$36.01	$288.08
14-Nov-2001	155.7408	264.2768	-$26.53	$0.56	$4.18	$27.08	$216.64

ETN Reverse Split Event #1 (8 ETNs become 4 ETNs) (Initial CINV = $100 per ETN)
14-Nov-2001	155.7408	264.2768	-$53.07	$1.13	$8.35	$54.16 (per ETN)	$216.64
1-Jan-2002	107.3674	215.9035	-$48.24	$1.19	$8.68	$59.25	$237.04
1-Jan-2003	348.0378	456.5738	-$72.37	$1.56	$10.05	$36.12	$144.48
1-Jan-2004	394.6644	503.2005	-$77.09	$1.82	$10.55	$31.64	$126.56
18-Mar-2004	471.2884	579.8245	-$84.77	$1.86	$10.62	$23.98	$95.92

ETN Reverse Split Event #2 (4 ETNs become 2 ETNs) (Initial CINV = $200 per ETN)
18-Mar-2004	471.2884	579.8245	-$169.54	$3.72	$21.23	$47.96	$95.92
1-Jan-2005	464.8512	573.3872	-$168.94	$4.03	$21.62	$48.64	$97.28
1-Jan-2006	456.0653	564.6013	-$168.12	$4.40	$22.49	$49.97	$99.92
1-Jan-2007	429.6308	538.1668	-$165.54	$4.80	$24.49	$54.14	$108.32
1-Jan-2008	541.5234	650.0594	-$176.79	$5.20	$27.18	$45.18	$90.40
12-Dec-2008	790.3952	898.9312	-$201.74	$5.47	$28.53	$21.32	$42.64

ETN Reverse Split Event #3 (2 ETNs become 1 ETN) (Initial CINV = $400 per ETN)
12-Dec-2008	790.3952	898.9312	-$403.47	$10.94	$57.07	$42.64	$42.64
1-Jan-2009	811.5599	920.0959	-$405.59	$10.96	$57.09	$40.53	$40.56
1-Jan-2010	760.6067	869.1428	-$400.55	$11.29	$57.44	$45.58	$45.60

Average Annual Change in Index Level:			+86.9143	Total Change in Index Level:			+869.1428
Annualized Return on the ETNs:			-19.52%	Total Return on the ETNs:			-88.60%
Number of ETN Reverse Splits:			3	8 ETNs at Inception Become:		One ETN at Maturity

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in ETNs is not equivalent to investing directly in the relevant 10-year Treasury futures contract underlying the Index. See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

The 10-Year Yield May Decrease or Remain Unchanged Over the Term of Your ETNs, Which May Adversely Affect the Value of Your ETNs

The return on your ETNs is inversely linked to the performance of the Index. The Index employs a strategy that seeks to capture returns that are potentially available from an increase or decrease, as applicable, in 10-year Treasury note yields. The Index seeks to achieve this strategy by tracking the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts. This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract. Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level. Even if this historical pattern is observed over the term of your ETNs, changes in the 10-year yield are affected by a number of unpredictable factors (as described in further detail below under “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors”), and such factors may cause the 10-year yield to decrease or remain unchanged, rather than increase, over the term of your ETNs. Specifically, the level of the Index is designed to increase if the 10-year yield decreases. As the return of the ETNs is inversely linked to the performance of the Index, such a decrease in the 10-year yield may adversely affect the payment you receive at maturity or upon redemption and may also adversely affect the market value of your ETNs.

Your ETNs are Not Linked Directly to 10-Year Benchmark U.S. Treasury Yields

The performance of the Index tracks the returns of a notional investment in 10-year Treasury futures contracts, each of which provides for the delivery upon maturity of one U.S. Treasury note among a basket of eligible-to-deliver notes. These futures contracts, and therefore the Index, may not necessarily track the value of the 10-year benchmark U.S. Treasury yield, the changes in the 10-year yield, or the performance of an investment in 10-year Treasury notes themselves. Accordingly, there is no assurance that the Index will outperform an alternative investment that uses a different strategy to reflect 10-year benchmark U.S. Treasury yields. It is also possible that an alternative investment in 10-year Treasury notes themselves, or in one or more of the eligible-to-deliver notes underlying the relevant 10-year Treasury futures contract, could potentially generate a higher return than your ETNs.

There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease, Respectively, in the 10-Year Yield

The level of the Index is designed to decrease by approximately 1.00 point for every 0.01% increase in the 10-year yield (i.e., a 0.01% increase in the yield of the current CTD note underlying the relevant 10-year Treasury futures contract) and to increase by approximately 1.00 point for every 0.01% decrease in the 10-year yield. Moreover, before taking into account the negative effect of the daily investor fee and the index rolling cost and the positive effect of the accrued interest, the ETNs are designed to produce a $0.10 gain or a $0.10 loss per ETN for every 1.00 point decrease or increase, respectively, in the level of the Index. However, for the reasons described below, there is no guarantee that the Index level will decrease or increase, as applicable, by 1.00 point for every 0.01% change in the 10-year yield. Accordingly, the Index level could decrease by less than 1.00 point (with an associated gain of less than $0.10 per ETN) for every 0.01% increase in the 10-year yield, and the Index level could increase by more than 1.00 point (with an associated loss of more than $0.10 per ETN) for every 0.01% decrease in the 10-year yield. For a graph illustrating the historical performance of the Index compared to the corresponding changes in the 10-year yield over the same period, see “The Index—Historical Performance of the Index”.

The Index only approximates, and does not guarantee, a 1.00 point decrease or increase for every 0.01% change in the 10-year yield due to several factors, including the following:

•

Market prices for 10-year Treasury futures contracts may not capture precisely the underlying changes in the 10-year yield. The Index’s strategy of obtaining exposure to U.S. Treasury yields through a notional investment in Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract. However, certain market factors could prevent Treasury futures contract prices from capturing precisely the changes in the yields of the CTD notes underlying such Treasury futures contracts. For example, while certain market participants engage in arbitrage activities that help cause futures contract prices to reflect closely the prices of the CTD notes underlying such futures contracts, such activities do not always have such effect, in part due to the transaction and replication costs that such arbitrage activities can entail.

•

The Index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields. As described in more detail under “U.S. Treasury Notes and Futures Contracts—Modified Duration”, modified duration provides a general indication of the expected change in the price of a note in response to a given change in yield. For example, a modified duration of 8 implies that if the yield of a note increases by 0.01%, one would expect a 0.08% decrease in the price of such note. The Index is calculated, in part, by using the modified duration of the relevant CTD note underlying the relevant Treasury futures contract in order to approximate the change in yield of such note relative to the changes in price of such Treasury futures contract. However, modified duration serves only as an approximation of the expected change in the price of a CTD note—and, by extension, an approximation of the expected change in price of the relevant Treasury futures contract—in response to a corresponding change in the CTD note’s yield. Modified duration only provides an approximation because it is calculated on the basis of a ratio between changes in a note’s price and an arbitrarily small change in its corresponding yield, and assumes that the relationship between a note’s price and its yield is “linear”. However, the relationship between a note’s price and its corresponding yield tends to be “convex”, meaning that note prices are not likely to change linearly for each change in yield. Rather, such prices will change over some curved function of note yields. For example, while a 0.01% increase in the yield of a note may result in a 0.08% decrease in the corresponding note price (as in the example above), a more significant change in yield such as a yield increase of 1.0% may result in a greater than 8.0% decrease in the corresponding note price. These inherent limitations of modified duration, therefore, render the Index unable to guarantee that a certain change in the price of a 10-year Treasury futures contract—and, therefore, a certain change in the Index level—may be achieved as a result of any changes in the 10-year yield.

•

The 10-year weighting is rebalanced on a monthly basis only and such weighting may not be optimal on any given index business day. The 10-year weighting reflected in the Index is rebalanced monthly in order to seek to enable the Index to maintain approximately its target exposure of a 1.00 point change for every 0.01% change in the 10-year yield. The 10-year weighting is based on the available market data on each rebalancing date relating to the applicable 10-year Treasury futures contract price and modified duration of the then current CTD note underlying the relevant Treasury futures contract. However, the 10-year weighting used to calculate the Index level may not be optimal on a given index business day during the period between monthly rebalancing dates, and accordingly the target exposure of the Index may not be achieved on such index business day. The weighting may not be optimal as a result of, among other factors:

•

a change in market conditions between rebalancing dates may occur that causes the Treasury futures contract price and/or the modified duration of the applicable CTD note used to calculate the relevant 10-year weighting as of the previous rebalancing date to not reflect sufficiently the actual price of the relevant Treasury futures contract or the actual modified duration of the applicable CTD note, as the case may be, on the relevant calculation date;

•

the modified duration of the relevant CTD note used to calculate the 10-year weighting as of the previous rebalancing date may fail to reflect accurately the change in the price of the relevant CTD note in response to a change in the corresponding yield; or

•

the CTD note underlying the relevant 10-year Treasury futures contract may be replaced by another eligible-to-deliver note that becomes the CTD note between rebalancing dates, and such subsequent CTD note may bear different specifications and characteristics than the CTD note used for purposes of the rebalancing date.

The 10-Year U.S. Treasury Yield Has Historically Reverted to a Long-Term Mean Level, and Any Increase in the 10-Year Yield May Be Constrained

Historically, the available yields on 10-year Treasury notes have, over the long-term, tended to move within a historical mean range. If this trend continues over the term of your ETNs, any short-term increase in the 10-year yield may not be sustained and, in the long-term, the 10-year yield may remain within its historical mean range. As a result, the potential for any long-term decrease in the level of the Index, and therefore, the value of your ETNs, may be constrained by this trend.

Historical U.S. Treasury Yield Patterns May Not Provide an Accurate Prediction as to Future Movements in the 10-Year Yield

Changes in the yields available for 10-year Treasury notes generally tend to reflect shifting market expectations about the direction of U.S. monetary policy and inflationary expectations in the economy, as well as supply and demand factors impacting 10-year Treasury notes, among other factors.

For example, market expectations of a relatively expansionary U.S. monetary policy may result in an increase in the yields available for longer-term U.S. Treasury securities, including the 10-year yield. Conversely, market expectations of a contractionary U.S. monetary policy may result in a reduction in the yields available for longer-term U.S. Treasury securities, including the 10-year yield.

As another example, market expectations of an increase in the future rate of inflation may lead investors to demand higher yields on longer-term U.S. Treasury securities, including 10-year Treasury notes. Conversely, investors that expect the future rate of inflation to decrease might accept relatively lower yields on longer-term U.S. Treasury securities, including 10-year Treasury notes.

Furthermore, excess supply of, and demand for, 10-year Treasury notes could lead to changes in the yields for such securities. For example, excess supply in the market for 10-year Treasury notes would generally lead to a decrease in price—and a resulting increase in the yield—for 10-year Treasury notes. Conversely, unusually high demand in the market for 10-year Treasury notes would generally lead to an increase in price—and a resulting decrease in the yield—for 10-year Treasury notes.

However, despite these historically-observed relationships between the prices of U.S. Treasury notes and monetary policy expectations, the rate of inflation and the supply of and demand for U.S. Treasury securities, there can be no assurance that such trends will occur during the term of the ETNs. In particular, it is possible that 10-year yields may in fact may decrease or remain unchanged during periods where investors are anticipating, for example, an expansionary U.S. monetary policy and an increase in the future rate of inflation. Conversely, it is possible that 10-year yields may increase during periods where investors are expecting, for example, a contractionary U.S. monetary policy and a decrease in the future rate of inflation.

See “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors” below for a description of some of the additional factors that may affect 10-year yields and, in turn, affect the Index level, the market value of your ETNs and the payment you receive at maturity or upon redemption.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the prices of 10-year Treasury futures contracts will affect the Index, and thus the market value of the ETNs and the payment you receive at maturity or upon redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the price of the relevant 10-year Treasury futures contract underlying the Index, will influence the market value of the ETNs and the payment you receive at maturity or upon redemption, including the following:

•	the prevailing prices and yields for U.S. Treasury securities of variable maturities in general;

•

the prices and yields of the eligible-to-deliver U.S. Treasury notes underlying 10-year Treasury futures contracts in particular and, at any given time, which note constitutes the cheapest-to-deliver note;

•	the prevailing spread between U.S. Treasury yields and the yields on investable fixed income securities and equity securities;

•	prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt;

•	market expectations of short-term and long-term interest rates on U.S. Treasury securities and the Federal Funds rate;

•	market expectations of the future rate of inflation in the United States;

•	market expectations of macroeconomic trends including economic cycles of growth and recession in the United States;

•	supply and demand for U.S. Treasury securities of different yields and maturities and for Treasury futures contracts;

•	the prevailing yields for 28-day U.S. Treasury bills;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•

economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt;

•	the time remaining to maturity of the ETNs;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter rates derivative markets; or

•	supply and demand as well as hedging activities in the rates-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

As a Result of the Index Multiplier, Any Changes in the Value on Your ETNs Will Not Occur at the Same Rate as the Corresponding Changes in the Value of the Index

The ETNs apply an index multiplier for purposes of calculating the closing indicative note value on each calendar day. The index multiplier is set as a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable. As a result of the index multiplier, and without taking into account the positive effect of the accrued interest and the negative effect of the daily investor fee and the index rolling cost, each ETN will record a $0.10 gain or loss for every 1.00 point decrease or increase, respectively, in the level of the Index. The effect of the index multiplier is to decrease and invert the rate at which the value of the ETNs changes in response to changes in the underlying Index level. Therefore, the value of the ETNs may not increase at the same rate as would a comparable “short” position in the Index that did not contain such an index multiplier. Furthermore, because the daily investor fee and the index rolling cost reduce the amount of your return at maturity or upon redemption, the level of the Index will need to decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the decrease in the level of the Index and the positive effect of the accrued interest are insufficient to offset the negative effect of the daily investor fee and the index rolling cost, or if the Index level increases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Future Prices of 10-Year Treasury Futures Contracts That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption

The Index is composed of 10-year Treasury futures contracts rather than 10-year Treasury notes. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, Treasury futures contracts normally specify a certain date for delivery of their underlying eligible-to-deliver notes. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that provide for a later expiration. Thus, for example, a Treasury futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract that expires in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are comparatively lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the “unwind” price of the Treasury futures contract at the time of sale of the contract. Although backwardation may not exist at all times during the term of the ETNs, the 10-year Treasury futures contracts underlying the Index have historically exhibited consistent periods of backwardation. As the Index is designed to track the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, the effect of a backwardation trading environment on the relevant 10-year Treasury futures contract underlying the Index could contribute to a potentially significant increase in the Index level and, accordingly, decrease significantly the payment you receive at maturity or upon redemption.

Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Daily Investor Fee and the Index Rolling Cost Regardless of the Performance of the Index and Your Notes Are Not Principal Protected

Your payment at maturity or upon redemption will be significantly reduced by the daily investor fee and the index rolling cost. The daily investor fee will accrue throughout the term of the ETNs regardless of the performance of the Index, resulting in a cumulative fee rate of 0.75% per year. The index rolling cost is subtracted at a rate of $0.005 per ETN on each index roll day. As such, the level of the Index must decrease significantly in order to offset the daily investor fee and the index rolling cost. If the level of the Index does not decrease sufficiently, your return at maturity or upon redemption may be less than that of a comparable “short” position in the Index with lower investor fees and a lower or no index rolling cost, and may also be less than the principal amount of your investment in the ETNs.

Moreover, the ETNs are not principal protected. As there is no maximum limit to the level of the Index, an increase in the level of the Index could cause you to lose up to your entire investment in the ETNs.

You Will Not Benefit from Any Decrease in the Level of the Index if Such Decrease Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of the accrued interest and any decrease in the level of the Index are insufficient to offset the negative effect of the daily investor fee and the index rolling cost between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon redemption. This will be true even if the Index level as of some date or dates prior to the applicable valuation date would have been sufficiently low to offset the negative effect of the daily investor fee and the index rolling cost.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Treasury Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in 10-year Treasury futures contracts or 28-day U.S. Treasury bills may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any 10-year Treasury futures contracts or 28-day Treasury bills, or of any underlying U.S. Treasury notes, coupons or distributions relating to such securities or of payment or delivery of amounts in respect of the Treasury futures contracts included in the Index.

The Closing Price of the Relevant 10-Year Treasury Futures Contract Underlying the Index May Not Be Readily Available

As described in the section entitled “The Index” in this pricing supplement, the closing price of the relevant 10-year Treasury futures contract underlying the Index is calculated and published by the CBOT. The closing price of the relevant Treasury futures contract is used to calculate the level of the Index. Any disruption in CBOT trading of the relevant Treasury futures contract could delay the release or availability of the closing price. This may delay or prevent the calculation of the Index.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any early redemption date. You may only redeem your ETNs on an early redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable early redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Redemption Procedures” in this pricing supplement for more information.

If a Note Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Note Value or the Maturity Date or an Early Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a note market disruption has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. As a result, the maturity date or an early redemption date for the ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption

As the payment at maturity or upon redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and, accordingly, decrease the payment you receive at maturity or upon redemption.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on the CBOT, a regulated futures exchange (referred to in the United States as a “designated contract market”). If these exchange-traded futures contracts cease to exist, the Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the CBOT, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical level of the Index.

Changes in the 28-Day U.S. Treasury Bill Rate May Affect the Value of Your ETNs

The value of the ETNs is linked, in part, to the rate of interest that could be earned on an investment of the value of the ETNs at the T-Bill rate, which comprises the weekly investment rate for 28-day U.S. Treasury bills (as described in further detail under “Specific Terms of the ETNs”). Changes in the prevailing weekly investment rate for 28-day U.S. Treasury bills, and therefore the T-Bill rate, may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Any decrease in T-Bill rate will decrease the daily interest and the closing indicative note value and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon redemption.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, such redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any early redemption date.

As Index Sponsor, Barclays Bank PLC Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “The Index—Modifications to the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by Barclays Bank PLC, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index—Modifications to the Index” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon redemption and the market value of the ETNs prior to maturity.

The index sponsor may modify the methodology for calculating the level of the Index. In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “—Role of Calculation Agent”.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Treasury Futures Contracts or Related Interest Rate Futures or Related Instruments May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the prevailing price for the relevant underlying 10-year Treasury futures contract and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities may adversely affect the prevailing price for the relevant underlying 10-year Treasury futures contract and the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Bank PLC as index sponsor as described under “—As Index Sponsor, Barclays Bank PLC Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest”, we and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to futures or options on interest rates or the Index, or other derivative instruments with returns linked to futures, interest rates or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published, and in the future expect to publish, research reports with respect to Treasury futures contracts and interest rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the prevailing prices of Treasury futures contracts and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index market disruption event or a force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a note market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the Index components. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. Under this approach, you could also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain, and possibly recognize loss, as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls, and (ii) currently accrue ordinary interest income in respect of the notional interest component of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

U.S. TREASURY NOTES AND FUTURES CONTRACTS

We have derived certain information in this section from publicly available information. We have not independently verified this information and we make no representation or warranty as to its accuracy or completeness.

U.S. Treasury notes are coupon-bearing U.S. government debt instruments with maturities of between two and ten years. U.S. Treasury note futures contracts (“Treasury futures contracts”) are legally binding agreements for the buying or selling of U.S. Treasury notes at a fixed price for physical settlement on a future date. Treasury futures contracts permit the delivery in satisfaction of a maturing contract of any one of a pre-specified basket of eligible U.S. Treasury notes.

10-year Treasury futures contracts have a face value of $100,000 and require the delivery of a U.S. Treasury note with a remaining maturity of at least six years and six months, but not more than ten years, from the first day of the delivery month. 10-year Treasury futures contracts are traded on the CBOT. The closing prices of 10-year Treasury futures contracts are calculated by CBOT and reported on Bloomberg under symbol “TY”.

Price/Yield Relationship

As described in further detail below, the price of a 10-year Treasury futures contract will generally increase or decrease in response to a corresponding increase or decrease in the market price of its relevant underlying U.S. Treasury note. The market price of any U.S. Treasury note is inversely related to its yield-to-maturity, or “yield”. A note’s yield is calculated as the internal rate of return that would cause the sum of the expected future cash flows generated by the note (including the interest payments and the principal amount due on the note), discounted to present value, to equal the note’s current purchase price. As the dollar amount of the remaining cash flows payable on a U.S. Treasury note until its maturity (i.e., interest payments and principal) do not change, a note’s yield will increase when the market price of the note decreases, and vice versa. The prevailing yield for a U.S. Treasury note is reported as an annual percentage rate.

The current yields for 10-year Treasury notes are published by common data providers such as Bloomberg based on their reported trading prices. Aggregate yields for 10-year Treasury notes are published on Bloomberg page USGG10YR Index.

U.S. Treasury Yields and Their Relationship to Broader Market Factors

U.S. Treasury yields tends to indicate the market’s expectations about the direction of U.S. monetary policy and inflationary expectations in the economy, as well as supply and demand factors impacting U.S. Treasury notes of different maturities, among other factors.

For example, market expectations of a relatively expansionary U.S. monetary policy may result in an increase in the yields available for longer-term U.S. Treasury securities, including the 10-year yield. Conversely, market expectations of a contractionary U.S. monetary policy may result in a reduction in the yields available for longer-term U.S. Treasury securities, including the 10-year yield.

As another example, market expectations of an increase in the future rate of inflation may lead investors to demand higher yields for longer-term U.S. Treasury securities, including 10-year Treasury notes. Conversely, investors that expect the future rate of inflation to decrease might accept relatively lower yields on longer-term U.S. Treasury securities, including 10-year Treasury notes.

Furthermore, excess supply of, and demand for, 10-year Treasury notes could lead to changes in the yields for such securities. For example, excess supply in the market for 10-year Treasury notes would generally lead to a decrease in price—and a resulting increase in the yield—for 10-year Treasury notes. Conversely, unusually high demand in the market for 10-year Treasury notes would generally lead to an increase in price—and a resulting decrease in the yield—for 10-year Treasury notes.

However, as described under “Risk Factors—Historical U.S. Treasury Yield Patterns May Not Provide an Accurate Prediction as to Future Movements in the 10-Year Yield”, U.S. Treasury yield movements are highly unpredictable and may deviate, even significantly, from the trends described above. Investors must make their independent assessments as to the future direction of the 10-year yield. The trends described above are illustrative only and there is no guarantee that these trends will be observed during the term of the ETNs.

Modified Duration

The concept of “modified duration” relates to the expected percentage change, or sensitivity, in a note’s price for a given change in yield. In general, as yields increase, modified duration decreases; as yields decline, modified duration increases. Modified duration approximates the expected percentage change in the price of the note for a small change in yield through the following formula:

For example, a 10-year note with a modified duration of 8 implies that if its yield were to increase by 0.01% (for example, due to a 0.01% increase in the prevailing 10-year interest rate), one would expect a 0.08% decrease in the price of such note. Modified duration, therefore, provides a useful indication of the price volatility of a U.S. Treasury note. Moreover, the modified duration of a CTD note underlying a particular Treasury futures contract may also provide a useful indication of the expected change in price of that Treasury futures contract for a given change in the CTD note yield. However, as described in “Risk Factors—There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease, Respectively, in the 10-Year Yield”, modified duration serves only as an approximation of the expected change in the price of a note in response to a corresponding change in yield, and its accuracy and reliability decrease as the relevant change in yield increases.

A longer-maturity note will generally tend to demonstrate greater price sensitivity to changes in yields than a shorter-maturity note with the same coupon rate, since the implications of yield movements are felt over longer periods of time. Therefore, the modified duration of notes with longer maturities (such as 10-year Treasury notes) will generally exceed the modified duration of notes with shorter maturities (such as, for example, 2-year or 5-year Treasury notes).

The modified duration of the CTD note (as described below) underlying the relevant 10-year Treasury futures contract is published on http://www.barcap.com/indices/ and can also be accessed on Bloomberg as follows: (a) access the Bloomberg page for the relevant 10-year Treasury futures contract; (b) apply the “DLV” function, which will indicate the CTD note for the relevant Treasury futures contract as the first in a list of the current eligible-to-deliver notes for that Treasury futures contract; (c) access the relevant CTD note’s Bloomberg page; and (d) apply the “YA” function, which will indicate the current modified duration of the relevant CTD note under the heading “Adj/Mod Duration”.

Cheapest-to-Deliver Notes

By their terms, U.S. Treasury note futures contracts permit the delivery in satisfaction of a maturing futures contract of any one of a pre-specified basket of eligible U.S. Treasury notes. Because of the broadly defined delivery specifications, a significant number of securities, varying in terms of coupon and maturity, may be eligible for delivery at the time of settlement.

The varied pricing terms available in the basket of eligible-to-deliver notes are reflected in the Treasury futures contract by making an adjustment to the invoice price due at the time of settlement. Treasury futures contracts utilize a “conversion factor” to calculate the invoice price in order to properly reflect the value of the security that is tendered. The objective of the conversion factor is to eliminate any potential gain or loss that the seller might otherwise incur by choosing to deliver one particular security at the time of settlement over another eligible-to-deliver note (which, as described above, may bear different coupon and maturity specifications than the relevant note selected for delivery). However, even after application of the conversion factor, some discrepancies in the market prices of the eligible-to-deliver U.S. Treasury notes and the adjusted settlement price of the futures contract are likely to remain. As a result, one of the U.S. Treasury notes eligible for delivery will be the “cheapest-to-deliver”—i.e., its market price relative to the adjusted settlement price for the futures contract is such that its delivery will result in the greatest gain or smallest loss to the seller.

Relationship Between Yields and Futures Prices

The change in price of a Treasury futures contract is related directly to two components: (1) the change in price of the current cheapest-to-deliver U.S. Treasury note underlying the relevant Treasury futures contract (the “CTD note”) and (2) the changes in the prices of the other eligible-to-deliver notes, as they become more or less likely to take the role of CTD note upon the maturity of the futures contract. The market price of a Treasury futures contract will generally increase in response to an increase in the price of its underlying CTD note, since the owner of the futures contract would receive a more valuable note upon maturity of the relevant Treasury futures contract. In contrast, the market price of a Treasury futures contract will generally decrease in response to a decrease in the price of its underlying CTD note, since the owner of the futures contract would receive a less valuable note upon maturity of the relevant Treasury futures contract.

Price quotations for 10-year Treasury futures contracts

Market prices of 10-year Treasury futures contracts are quoted as a percentage of the par value of the relevant futures contract to the nearest 1/64th of 1.00% of par. For example, a 10-year Treasury futures contract quoted at 106-40 equates to a value of 106% of par plus 40/64ths, with a decimal equivalent of 106.625 and a dollar value of $106,625.00. For purposes of calculating the Index, the relevant 10-year Treasury futures contract price is calculated using the decimal equivalent of its publicly quoted price.

THE INDEX

The Barclays 10Y US Treasury Futures Targeted Exposure Index™ (the “Index”) tracks the returns of a notional investment in a weighted “long” position in relation to 10-year Treasury futures contracts, as traded on the CBOT.

For purposes of the Index, a “long” position in relation to 10-year Treasury futures contracts reflects a commitment to purchase a given number of such futures contracts at a specified price on a particular date in the future with the objective of benefitting from any increase in the market price of the 10-year Treasury futures contracts over the specified price on the given purchase date. If the market price of the 10-year Treasury futures contracts is higher than the specified price on such later date, the holder of the long position will be able to purchase the 10-year Treasury futures contracts at the specified price and sell them at the higher, market price. The payment obligations under the position are not due prior to the applicable purchase or delivery date.

The Index seeks to produce returns that track movements in response to an increase or decrease, as applicable, in the yields available to investors purchasing 10-year Treasury notes. Specifically, the level of the Index is expected to decrease in response to an increase in 10-year Treasury note yields and to increase in response to a decrease in 10-year Treasury note yields. The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note (“CTD note”) underlying the relevant 10-year Treasury futures contract (the “10-year yield”) at a given point in time. The Index seeks to achieve its target sensitivity through the allocation of a weighting to the relevant 10-year Treasury futures contract underlying the Index (the “10-year weighting”).

The 10-year weighting is rebalanced on a monthly basis according to the prevailing price of the relevant 10-year Treasury futures contract underlying the Index at the time the weighting is allocated, and the modified duration of the current CTD note underlying the relevant 10-year Treasury futures contract at such time. This monthly rebalancing process seeks to enable the Index to maintain approximately its target level of sensitivity to changes in the 10-year yield throughout the term of the ETNs. Specifically, the 10-year weighting is designed to produce, but is not guaranteed to deliver, a 1.00 point decrease in the level of the Index for every 0.01% increase in the 10-year yield, and a 1.00 point increase in the level of the Index for every 0.01% decrease in the 10-year yield.

At any given time, the relevant 10-year Treasury futures contract underlying the Index constitutes either the contract closest to expiration (the “front Treasury futures contract”), or the next futures contract scheduled to expire immediately following the front Treasury futures contract (the “front next Treasury futures contract”). Every quarter, the Index maintains its position in relation to the 10-year Treasury futures contracts by rolling into the front next Treasury futures contracts over a three-day period.

This strategy of obtaining exposure to U.S. Treasury yields through an investment linked to Treasury futures contracts is premised on the historical pattern of Treasury futures contracts generally increasing or decreasing in price as a result of a proportional decrease or increase, respectively, in the prevailing yield of the then current CTD note underlying the relevant Treasury futures contract. Specifically, we expect that an increase in the 10-year yield will generally correspond with a proportional decrease in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in a decrease in the Index level. Conversely, we expect that a decrease in the 10-year yield will generally correspond with a proportional increase in the price of the relevant 10-year Treasury futures contract underlying the Index and, therefore, result in an increase in the Index level. In addition, the Index uses modified duration (as described further herein) to calculate the relative weight of the relevant 10-year Treasury futures contract underlying the Index because modified duration provides a general indication of the relationship between the price and the yield of a particular U.S. Treasury note.

The Index was created by, and is maintained and calculated by, Barclays Bank PLC (the “index sponsor”) and is denominated in U.S. dollars. The index sponsor calculates the closing level of the Index at the close of business, New York City time, on each index business day and publishes it on http://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIITETY.

Index Construction

The Index uses Treasury futures contracts to create a fixed level of sensitivity to the relative changes in the yield of the CTD note for the relevant 10-year Treasury futures contract underlying the Index.

The level of exposure of the Index to changes in the 10-year yield is determined by a weighting mechanism applied to the 10-year Treasury futures contract according to:

(1)	the prevailing price of the 10-year Treasury futures contract and the modified duration of the current CTD note underlying the Treasury futures contract at the time the weighting is allocated;

(2)	a monthly rebalancing process whereby any changes in the price of the 10-year Treasury futures contract, any changes in the modified duration of the current CTD note underlying the Treasury futures contract, or any changes in the applicable CTD note itself, are identified; and

(3)	the quarterly rolling of the 10-year Treasury futures contract as the expiration of the relevant front Treasury futures contract approaches.

Futures Roll Mechanism

As futures contracts, by their terms, have stated expiration dates, the Index maintains its exposure to the 10-year Treasury futures contract by closing out its position in relation to the expiring front Treasury futures contract on a quarterly basis and establishing an equivalent position in the front next Treasury futures contract, a process referred to as “rolling”. During each month immediately preceding a delivery month (i.e., February, May, August and November, and each, a “roll month”), rolls occur over three consecutive index business days, commencing two index business days before the “rebalancing date”, which in every month is the index business day immediately preceding the last index business day of the month. These three index business days are referred to as “roll days” (and, together, a “roll period”), comprising a “first roll day”, a “second roll day” and a “third roll day” (each as defined below).

•

At the close of the second index business day before the rebalancing date in the relevant roll month (the “first roll day”), one-third of the weighting in the 10-year Treasury futures contract is transferred from the front Treasury futures contract to the front next Treasury futures contract, such that on the index business day immediately following the first roll day (the “second roll day”) the Index level is calculated using a weighted return comprising:

•

Two-thirds: the change in the price of the front Treasury futures contract from the close of business on the index business day immediately preceding the first roll day to the close of business on the first roll day; and

•

One-third: the change in the price of the front next Treasury futures contract from the close of business on the index business day immediately preceding the first roll day to the close of business on the first roll day.

•

At the close of the second roll day, an additional one-third of the weighting in the 10-year Treasury futures contract is transferred from the front Treasury futures contract to the front next Treasury futures contract, such that on the index business day immediately following the second roll day (the “third roll day”, which is also a rebalancing date) the Index level is calculated using a weighted return comprising:

•	One-third: the change in the price of the front Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day; and

•	Two-thirds: the change in the price of the front next Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day.

•

At the close of the third roll day, the remaining one-third of the weighting in the 10-year Treasury futures contract is transferred from the front Treasury futures contract to the front next Treasury futures contract, such that on the final index business day of the relevant roll month, the Index level is calculated using a weighted return comprised entirely of the change in the price of the front next Treasury futures contract from the close of business on the third roll day to the close of business on the that final index business day of the roll month. The applicable front next Treasury futures contract becomes the front Treasury futures contract when the current front Treasury futures contract expires.

All Treasury futures contracts prices shall be the relevant closing prices on the CBOT.

Weighting and Futures Rebalancing Mechanism

The 10-year Treasury futures contract underlying the Index is weighted in a manner designed to maintain a fixed level of sensitivity (referred to as the “Target Exposure” in the 10-year weighting calculation formulas below) to changes in the yields of its underlying CTD note. The Index rebalances the weight of its position in relation to the Treasury futures contract on a monthly basis at the close of business on the rebalancing date (which, in each roll month, is also the third roll day). The rebalanced 10-year weighting is used to calculate the level of the Index starting from the index business day immediately following the rebalancing date (i.e., the final index business day of the relevant month) until the close of business of the next rebalancing date.

The 10-year weighting expresses the relative weight in the Index of the position in relation to the applicable 10-year Treasury futures contract. It is equal to:

Where:

“W10” = the 10-year weighting on the applicable rebalancing date;

“Target Exposure” = 100 (which represents the target 1.00 change in the level of the Index for each 0.01% decrease or increase in the 10-year yield); and

“F10” = the closing price on the CBOT of the relevant 10-year Treasury futures contract as at the close of the index business day immediately preceding the rebalancing date, as published on the CBOT website (www.cmegroup.com) or successor website and, if such price is not available, as published on the relevant Bloomberg or Reuters pages, as determined in the index sponsor’s sole discretion;

“D10” = the modified duration of the CTD note for the relevant 10-year Treasury futures contract as of the close of the index business day immediately preceding the rebalancing date as published on Bloomberg (see “U.S. Treasury Notes and Futures Contracts—Modified Duration” for instructions on accessing this value); and

“T10” = the number of months between the next rebalancing date and the middle of the delivery month of the relevant 10-year Treasury futures contract, rounded to the nearest half month.

The value is intended to approximate the price sensitivity of the 10-year Treasury futures contract relative to changes in the underlying 10-year yield over the one month period between the current rebalancing date and the next rebalancing date.

For more information regarding the concepts of “modified duration” and CTD notes, see “U.S. Treasury Notes and Futures Contracts—Modified Duration” and “—Cheapest-to-Deliver Notes”, respectively.

The following graph indicates the historical 10-year weighting used to calculate the Index over the period from April 29, 1999 through June 28, 2013. Neither the historical 10-year weighting, nor the historical patterns of increase or decrease in the 10-year weighting, should be taken as an indication of future performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Calculation of the Index

The Index is calculated at the close of business, New York City time, on each index business day and is equal to:

Where:

“It” = the level of the Index at the close of the relevant index business day for which the level of the Index is being calculated (day t);

“It-1” = the level of the Index at the close of the index business day immediately preceding day t (day t-1);

“W10 ” = the 10-year futures weighting, as calculated on the immediately preceding rebalancing date. Where day t is also a rebalancing date, “W10” shall equal the 10-year weighting calculated on the immediately preceding rebalancing date; and

“P10” = the change in the price of the relevant 10-year Treasury futures contract from the close of business on day t-1 to the close of business on day t, except:

On the second roll day, P10 is (a) (i) two-thirds times (ii) the change in the price of the front Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day, plus (b) (i) one-third times (ii) the change in the price of the front next Treasury futures contract from the close of business on the first roll day to the close of business on the second roll day.

On the third roll day, P10 is (a) (i) one-third times (ii) the change in the price of the front Treasury futures contract from the close of business on the second roll day to the close of business on the third roll day, plus (b) (i) two-thirds times (ii) the change in the price of the front next Treasury futures contract from the close of business on the second roll day to the close of business on the third roll day.

Historical Examples of the Index Calculation

Calculation of the Index on September 30, 2009

Set forth below is an illustration of how the level of the Index was calculated on a particular index business day (September 30, 2009) based on the calculation methodology described above, as well as how the relevant increase of the Index level on that day corresponded with a steepening of the yield curve.

Step #1: Identifying the level of the Index as of the immediately preceding index business day

The first step in calculating the level of the Index on September 30, 2009 (day t) is to identify the level of the Index at the close of the immediately preceding index business day, September 29, 2009 (day t-1). On September 29, 2009, the closing level of the Index was 783.4372.

Therefore,

For purposes of comparison, the prevailing 10-year yield on September 29, 2009 (day t-1) was 2.8611%.

Step #2: Calculating the 10-year weighting

The second step is to identify the 10-year weighting for the relevant 10-year Treasury futures contract underlying the Index. The weighting is determined as of the immediately preceding rebalancing date, which was September 29, 2009.

At the close of the index business day immediately preceding the last rebalancing date (September 28, 2009), the CBOT price for the relevant 10-year Treasury futures contract underlying the Index was 118.1875 and the modified duration of the CTD note underlying that 10-year Treasury futures contract was 5.9064. There were also 1 1/2 months between the next rebalancing date (October 28, 2009) and the middle of the delivery month of the relevant 10-year Treasury futures contract (December 2009). Based on these values, the 10-year weighting for the 10-year Treasury futures contract underlying the Index can be calculated as follows:

Step #3: Identifying the change in the price of the relevant 10-year Treasury futures contract underlying the Index

The third step is to identify the change in the price of the relevant 10-year Treasury futures contract from the close of the immediately preceding index business day, September 29, 2009 (day t-1), to the close on September 30, 2009 (day t).

The closing prices for the 10-year Treasury futures contract on September 29, 2009 and September 30, 2009 were 118.2969 and 118.3281, respectively.

Therefore, P10 = 0.0313.

Step #4: Calculating the level of the Index

Based on the values identified and calculated in Steps 1-3 above, the level of the Index on September 30, 2009 can be calculated as follows:

For purposes of comparison, this 0.46 point increase in the Index level between September 29, 2009 and September 30, 2009 compared to a 0.009% (0.9 basis points) decrease in the 10-year yield.

Calculation of the Index on October 1, 2009

Set forth below is an illustration of how the level of the Index was calculated on the immediately following index business day (October 1, 2009), as well as how the performance of the Index on that day compared to the underlying movement in the 10-year yield. Since the Index level and the closing price for the 10-year Treasury futures contract on the immediately preceding index business day (September 29, 2009) are provided in the above example, and the 10-year weighting for the Treasury futures contract included in the Index remained constant between September 30, 2009 and October 1, 2009, only two additional steps are required to calculate the Index level on October 1, 2009:

Step #1: Identifying the change in the price of the relevant 10-year Treasury futures contract underlying the Index

The closing price for the 10-year Treasury futures contract on October 1, 2009 was 119.2656, representing a 0.9375 increase in the 10-year Treasury futures contract price.

Therefore, P10 = 0.9375.

Step #2: Calculating the level of the Index

Based on the values provided above in “Calculation of the Index on September 30, 2009”, the level of the Index on October 1, 2009 can be calculated as follows:

For purposes of comparison, this 13.75 point increase in the Index level between September 30, 2009 and October 1, 2009 compared to a 0.128% (12.8 basis points) decrease in the 10-year yield.

See “Risk Factors—There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease Respectively, in the 10-Year Yield” for a description of some of the factors that may prevent the Index from decreasing or increasing 1.00 point for every 0.01% change in the 10-year yield.

Historical Performance of the Index

The level of the Index is deemed to have been 0.0000 on April 29, 1999, which is referred to as the “index commencement date”. The index sponsor began calculating the Index on July 2, 2010. Therefore, the historical information for the period from April 29, 1999 until July 1, 2010, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after July 2, 2010 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The index sponsor has not independently verified the information extracted from these sources.

The following table illustrates the annual performance of the Index based on the daily closing levels of the Index from the index commencement date through June 28, 2013. The estimated historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon redemption of such ETNs.

Date	Level of the Index
April 29, 1999	0.0000
December 31, 1999	-108.536
December 29, 2000	51.31025
December 31, 2001	107.3674
December 31, 2002	348.0378
December 31, 2003	394.6644
December 31, 2004	464.8512
December 30, 2005	456.0653
December 29, 2006	429.6308
December 31, 2007	541.5234
December 31, 2008	811.5599
December 31, 2009	760.6067
December 31, 2010	889.1028
December 30, 2011	1,093.4493
December 31, 2012	1,149.4855
June 28, 2013	1,098.2107

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph compares the historical performance of the Index to the corresponding changes in the 10-year yield over the period from April 29, 1999 through June 28, 2013. We obtained the daily closing levels of the Index from Bloomberg page BXIITETY, and the 10-year yield values from the index sponsor. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. and from the index sponsor.

Neither the historical levels of the Index nor the historical movements in the 10-year yield, as each are illustrated below, should be taken as an indication of future performance. No assurance can be given that the yields available for 10-year Treasury notes will decrease during the term of the ETNs, or that the level of the Index will increase sufficiently to cause holders of the ETNs to receive any return on their initial investment at maturity or upon redemption of such ETNs. See “Risk Factors—There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Increase or Decrease, Respectively, in the 10-Year Yield” for a description of certain factors that may cause the Index level to deviate, even significantly, from the underlying movements in the 10-year yield.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index

The index sponsor does not presently intend to modify the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://www.barcap.com/ indices/.

Index Disruption and Force Majeure Events

If, on any index business day, an “index disruption event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index level as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate;

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index disruption event is occurring;

•	replace the 10-year Treasury futures contracts with successor reference assets that the index sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any of the following will be an “index disruption event”:

•

a material limitation, suspension or disruption in the trading of 10-year Treasury futures contracts (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of 10-year Treasury futures contracts imposed by the CBOT by reason of movements exceeding “limit up” or “limit down” levels permitted by the CBOT) that results in a failure by the CBOT to report the closing price of 10-year Treasury futures contracts on any index business day;

•

the index sponsor determines, in its sole discretion, that 10-year Treasury futures contracts have ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of 10-year Treasury futures contracts has occurred, and/or (b) any event or measure that results in 10-year Treasury futures contracts being changed or altered has occurred;

•

the index sponsor deems it necessary, at any time and in its sole discretion, to replace 10-year Treasury futures contracts with an appropriate successor in order to maintain the objectives of the Index;

•

the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the 10-year Treasury futures contracts or the methodology used to compose or calculate the Index level;

•	an index force majeure event, as defined below, that lasts for at least 20 consecutive calendar days; and/or

•

any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an index disruption event:

•	a limitation on the hours or numbers of days of trading on the CBOT, but only if the limitation results from an announced change in the regular business hours of the CBOT.

If, on any index business day, an “index force majeure event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index level as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate; and/or

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index force majeure event is occurring.

An “index force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index and/or 10-year Treasury futures contracts.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to calculate the Index level, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the Index level.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level.

Roll/Rebalancing Adjustments

If, on any roll day, a “roll/rebalancing adjustment event” occurs, then the contract weight for the relevant front Treasury futures contract will not decrease by one-third, and the portion of the roll that would otherwise have taken place on such index business day (the “deferred portion”) will roll on the next index business day on which no roll/rebalancing adjustment event is occurring. If roll/rebalancing adjustment events occur on successive roll days, then all deferred portions will roll on the next index business day on which no roll/rebalancing adjustment event is occurring. If such next index business day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next index business day. If the roll of the front Treasury futures contract into the front next Treasury futures contract is not completed during the roll period as a result of the occurrence of one or more roll/rebalancing adjustment events on one or more roll days, then the deferred portion(s) will roll on the first index business day after the roll period on which no roll/rebalancing adjustment event is occurring.

If, on any rebalancing date, a roll/rebalancing adjustment event occurs, then the rebalancing that would otherwise have taken place on such rebalancing date will take place on the next index business day on which no roll/rebalancing adjustment event is occurring.

Any of the following will constitute a “roll/rebalancing adjustment event”:

•	the CBOT or other price source is not open for trading;

•	a failure by the CBOT or other price source to announce or publish the closing price of 10-year Treasury futures contracts;

•	a material limitation, suspension, or disruption of trading in 10-year Treasury futures contracts;

•

the closing price of 10-year Treasury futures contracts is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the CBOT rules; or

•

any other event that the index sponsor determines may materially interfere with the proper functioning of the CBOT, including the ability of participants on the CBOT to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the 10-year Treasury futures contracts.

Changes in the Availability of Information Relating to CTD Notes

As described above under “The Index—Index Construction—Weighting and Futures Rebalancing Mechanism”, the Index requires information relating to the CTD note for the relevant 10-year Treasury futures contract underlying the Index in order to rebalance the Index. Such information includes the identification of the CTD note for the relevant 10-year Treasury futures contract and the information required to calculate the modified duration for each such CTD note. If this CTD note information is unavailable on the applicable rebalancing date, the index sponsor may use the most recent publicly available information relating to the relevant CTD note as an alternative source or any other information that the index sponsor, in its sole discretion, acting in good faith and in a commercially reasonable manner, determines is a reasonable and fair approximation of the CTD note information required to calculate the Index.

Trademarks

The Barclays 10Y US Treasury Futures Targeted Exposure Index™ is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such value) and any use to which any person may put the Index or the level of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to the prevailing prices and yields for U.S. Treasury securities of variable maturities in general; the prices and yields of the eligible-to-deliver U.S. Treasury notes underlying 10-year Treasury futures contracts in particular and, at any given time, which note constitutes the cheapest-to-deliver note; the prevailing spread between U.S. Treasury yields and the yields on investable fixed income securities and equity securities; prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt; market expectations of short-term and long-term interest rates on U.S. Treasury securities and the Federal Funds rate; market expectations of the future rate of inflation in the United States; market expectations of macroeconomic trends including economic cycles of growth and recession in the United States; supply and demand for U.S. Treasury securities of different yields and maturities and for Treasury futures contracts; the prevailing yields for 28-day U.S. Treasury bills; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or prevailing market and futures prices for U.S. Treasury securities, or any other financial instruments related to U.S. government debt; the time remaining to maturity of the ETNs; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter rates derivative markets; or supply and demand as well as hedging activities in the rates-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Values

An intraday “indicative note value” meant to approximate the intrinsic economic value of the ETNs will be calculated and published by NYSE Arca on each trading day under the following ticker symbol:

ETNs	Ticker Symbol
iPath® US Treasury 10-Year Bear ETN	DTYS.IV

In connection with the ETNs, we use the term “intraday indicative note value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Note Value = (1) the closing indicative note value on the calendar day immediately preceding such trading day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0;

where, for purposes of calculating the intraday indicative note value:

Closing Indicative Note Value = The closing indicative note value of the ETNs as described in this pricing supplement;

Intraday Index Performance Amount = (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such trading day minus (b) the closing level of the Index on the index business day immediately preceding such trading day; and

Index Multiplier = The index multiplier as described in this pricing supplement.

The intraday indicative note value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Furthermore, as the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative note value of your ETNs. The actual trading price of the ETNs may be different from their intraday indicative note value.

Split or Reverse Split of the ETNs

Should the closing indicative note value on any business day be above $100.00, we may, but are not obligated to, initiate a 2 for 1 split of your ETNs. Should the closing indicative note value on any business day be below $25.00, we may, but are not obligated to, initiate a 1 for 2 reverse split of your ETNs. If the closing indicative note value is greater than $100.00 or below $25.00 on any business day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. If the ETNs undergo a 2:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold two ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative note value on such record date will be divided by 2 to reflect the 2:1 split of your ETNs. Any adjustment of the closing indicative note value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the ETNs undergo a 1:2 reverse split, every investor who holds 2 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative note value on such record date will be multiplied by two to reflect the 1:2 reverse split of your ETNs. Any adjustment of closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

Holders who own a number of ETNs on the record date which are not evenly divisible by 2 will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by 2, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the record date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date. For example, a holder who held 23 ETNs via DTC on the record date would receive 11 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to one-half of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture (the “Indenture”), dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on August 9, 2010, which we refer to as the inception date. The ETNs were first issued on August 12, 2010, and will be due on August 13, 2020.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the closing indicative note value on the final valuation date.

The “closing indicative note value” for each ETN on the inception date will equal $50. On each subsequent calendar day until maturity or redemption, the closing indicative note value for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the daily index performance amount plus (3) the daily interest minus (4) the daily investor fee; provided that if such calculation results in a negative value, the closing indicative note value will be $0. If the ETNs undergo a split or reverse split, the closing indicative note value will be adjusted accordingly.

The “daily index performance amount” for each ETN on the initial valuation date and on any calendar day that is not an index business day will equal $0. On any other index business day, the daily index performance amount for each ETN will equal (1) the product of (a) the index multiplier times (b) the difference of (i) the closing level of the Index on such index business day minus (ii) the closing level of the index on the immediately preceding index business day minus (2) the index rolling cost on such index business day.

The “index multiplier” is –$0.10. The index multiplier is set as a negative value in order for the ETNs to generate a positive return in response to a decrease in the Index level and to generate a negative return in response to an increase in the Index level, as applicable.

The “index rolling cost” for each ETN on any calendar day that is not a roll day will equal $0. On any roll day, the index rolling cost for each ETN will equal $0.005. Roll days occur over three consecutive index business days, commencing three index business days before the last index business day in each of the months of February, May, August and November in any given year. The net effect of the index rolling cost accumulates over time and is subtracted at the rate of $0.06 per year, or 0.12% of the principal amount of each ETN per year.

The “index rolling cost” seeks to represent and approximate a prorated daily amount of costs that holders of a “long” position in relation to 10-year Treasury futures contracts might expect to incur as part of the roll process during each quarterly roll period.

The “daily interest” for each ETN on the initial valuation date will equal $0. On each subsequent calendar day until maturity or redemption, the daily interest for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the T-Bill rate divided by (3) 360.

The “daily interest” seeks to represent the amount of interest that holders of a “long” position in relation to 10-year Treasury futures contracts might receive if, on any calendar day, they were to invest the value of the ETNs in an interest-bearing bank account while their payment obligations on the relevant long positions in the Treasury futures contracts were pending.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the immediately preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published by the U.S. Treasury on http://www.treasurydirect.gov and is also available on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

The “daily investor fee” for each ETN on the initial valuation date will equal $0. On each subsequent calendar day until maturity or redemption, the daily investor fee for each ETN will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the fee rate divided by (3) 365. Because the daily investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at the rate of 0.75% per year.

The “fee rate” for the ETNs is 0.75%.

The “intraday indicative note value” for the ETNs on any trading day will equal (1) the closing indicative note value on the immediately preceding calendar day plus (2) the then current intraday index performance amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each trading day under the ticker symbol “DTYS.IV”. As the intraday indicative note value is calculated using the closing indicative note value on the immediately preceding calendar day, the intraday indicative note value published at any time during a given trading day will not reflect the daily interest or the daily investor fee that may have accrued over the course of such trading day.

The “intraday index performance amount” on any index business day will equal (1) the index multiplier times (2) the difference of (a) the most recently published level of the Index on such index business day minus (b) the closing level of the Index on the immediately preceding index business day.

An “index business day” is a day on which the CBOT is open for business.

A “business day” is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” for the ETNs is a day on which (1) it is an index business day, (2) trading is generally conducted on the NYSE Arca and (3) it is a business day in New York City, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” is each trading day from August 9, 2010 to August 10, 2020, inclusive, subject to postponement due to the occurrence of a note market disruption event, such postponement not to exceed five trading days.

The “initial valuation date” for the ETNs is August 9, 2010.

The “final valuation date” for the ETNs is August 10, 2020.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – of the ETNs if a note market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the level of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Note Market Disruption Events

A valuation date may be postponed and thus the determination of the Index levels may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.

Any of the following will be a market disruption event with respect to the Index:

•	a suspension, absence or limitation of trading in Treasury futures contracts constituting 20% or more, by weight, of the Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

•

any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, Treasury futures contracts constituting 20% or more, by weight, of the Index, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•

the closure on any day of the primary market for futures or options contracts relating to the Index or Treasury futures contracts constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•

any scheduled trading day on which (1) the primary markets for Treasury futures contracts constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•

any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in the accompanying prospectus supplement;

and, in any of these events, the calculation agent determines that the event was material.

“Scheduled trading day” means any day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the Treasury futures contracts are traded, in each case as determined by the calculation agent in its sole discretion.

The following events will not be market disruption events:

•

a limitation on the hours or number of days of trading on which any Treasury futures contract is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following scheduled trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any early redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on an early redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative note value on the related valuation date. The early redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their closing indicative note value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

An “early redemption date” for the ETNs is the third business day following each valuation date (other than the final valuation date). The final early redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original early redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any early redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via e-mail by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative note value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the relevant valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable early redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs is a part, are entitled to take any action under the Indenture, we will treat the stated principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitation of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of that Index is not available for any reason, on the date on which the value of that Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon redemption, note market disruption events, business days, index business days, trading days, valuation dates, the closing indicative note value, the daily interest and accrued interest, the daily investor fee, the index rolling cost, the maturity date, early redemption dates, the default amount, the amount payable in respect of your ETNs at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions prior to or on the inception date involving purchases or sales of futures, swaps or options on interest rates or the Index, U.S. Treasury bonds or notes, Treasury futures contracts or other derivative instruments with returns linked to interest rates or the Index. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions into which we have entered.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve purchases or sales of listed or over-the-counter futures, swaps, options on interest rates or the index, U.S. Treasury bonds or notes, Treasury futures contracts or derivative instruments with returns linked to interest rates or the Index, as well as other indices designed to track the 10-year Treasury futures contracts, the Index or other instruments in the interest rate market.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the ETNs Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year. If you receive cash in connection with a reverse split (as described above under “Valuation of the ETNs—Split or Reverse Split”), you should recognize capital gain or loss in an amount equal to the difference between the cash you receive and your basis in the ETNs for which you receive such cash.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that your ETNs should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the Index components. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. Under this approach, you could also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain, and possibly recognize loss, as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the Index rebalances or each time a futures contract tracked by the Index rolls, and (ii) currently accrue ordinary interest income in respect of the notional interest component of your ETNs.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time a contract that is tracked by the Index rolls and each time the Index rebalances, and (ii) currently accrue ordinary interest income in respect of the notional interest component of your ETNs. In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss, or that you should otherwise be required to accrue interest over the term of your ETNs. It is also possible that the ETNs could be treated as notional principal contracts. If the ETNs were treated as notional principal contracts, you could be required to accrue income over the term of your ETNs, and any gain you recognize upon the maturity of your ETNs would generally be treated as ordinary income. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index. There may also be a risk that the Internal Revenue Service could assert that the ETNs should at least partially give rise to short-term capital gain or loss because the ETNs offer exposure to a short investment strategy.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee and the index rolling cost as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the accrued fees.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, we intend to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of their stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the daily investor fee for marketing services. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., to promote the ETNs and provide certain services relating to the ETNs. BlackRock Investments, LLC, may receive a portion of the daily investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclays.com

Subject: iPath® US Treasury 10-year Bear ETN Notice of Redemption, CUSIP No. 06740L451

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $350,000,000 Global Medium-Term Notes, Series A, iPath® US Treasury 10-year Bear Exchange Traded Notes (“ETN”) due August 13, 2020 CUSIP No. 06740L451, redeemable for a cash amount based on Barclays 10Y US Treasury Futures Targeted Exposure Index™ hereby irrevocably elects to exercise, on the early redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable closing indicative note value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the early redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account): Contact Name: Telephone:

(You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any early redemption date.)

B-1

BARCLAYS BANK PLC

$350,000,000 iPath® US Treasury 10-year Bear ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

August 26, 2013

(to Prospectus dated July 19, 2013 and

Prospectus Supplement dated July 19, 2013)

Patent Pending